February 8, 2016

CONFIDENTIAL AND PERSONAL

Robert Edmund
Kforce Inc.
1001 E. Palm Avenue
Tampa, FL 33605

Re:    Executive Employment Agreement

Dear Rob:

We are grateful for the leadership and commitment you have demonstrated to our Firm. In recognition of your continuing contributions to our Firm, and to help retain your services going forward, Kforce Inc. (Kforce) would like to offer you continued employment on the terms and conditions outlined below (Agreement):

1.
Employment. Kforce agrees to employ you, and you agree to be employed, as its General Counsel and Chief Compliance Officer. In this role, you agree to honor Kforce’s policies and procedures, and you also agree to serve in other senior executive capacities for Kforce’s subsidiaries and affiliates as requested. This position requires your full-time and exclusive business attention, although you may participate in outside civic, charitable, and academic organizations or interests provided that such activities do not materially interfere with your Kforce duties and responsibilities.

2.
Compensation. Your annual base salary will be $325,000 and may be adjusted from time to time. You will also be entitled to participate in the management bonus and long-term incentive compensation plans applicable to similarly situated senior Kforce executives. Please note that no bonus is earned if you are not actively employed at the time of bonus payout. Also, for individuals hired after the start of the year, bonuses are typically prorated for the first year based on salary earned during the bonus performance period.

3.
Additional Benefits. You will also be entitled to all rights and benefits under any deferred compensation, health, insurance, and leave plan or policy that Kforce may provide to similarly situated executives, subject to the terms and conditions of those plans and policies.

4.	Change in Control. If a Change in Control occurs at any time during your employment, you will be entitled to receive the compensation and benefits outlined in this Section 4:

a.	For purposes of this Agreement, a Change in Control means:

i.
the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of Kforce Inc. that may be cast for the election of directors (the "Outstanding Kforce Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (v) any acquisition directly from Kforce Inc. or one of its affiliates, (w) any acquisition by Kforce Inc. or one of its affiliates, (x) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by Kforce Inc. or one of its affiliates, (y) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (z) any acquisition by David L. Dunkel or his family members; or

ii.
individuals who, as of the date of this Agreement, constitute the Board of Directors of Kforce Inc. (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Kforce Inc. (the “Board”); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election or nomination for election by the Kforce's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.
consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of Kforce Inc. and its affiliates, taken together (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Kforce Common Stock and Outstanding Kforce Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Kforce Inc. or all or substantially all of Kforce Inc.’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Kforce Common Stock and Outstanding Kforce Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any executive benefit plan (or related trust) of the Kforce or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	approval by Kforce Inc.’s shareholders of a complete liquidation or dissolution of Kforce Inc.

b.	Upon a Change in Control:

i.
the acquiring or surviving entity shall not be entitled to reduce, terminate or adversely affect any compensation or benefits described in this Agreement, even in connection with a reduction in such benefits applicable to all similarly situated executives. If the continuation of any benefit provided to you would violate any law or statute, the acquiring or surviving entity shall pay to you the cash equivalent of any benefit you have lost; and

ii.
all stock options, restricted stock awards, equity-based incentive plans, deferred compensation, SERP and similar grants previously or immediately thereafter made that are unvested shall immediately fully vest effective as of the date of the Change in Control.

c.
If a Change of Control occurs and your employment is terminated at any time prior to the first anniversary of the Change in Control date other than for Cause, by your death or disability, or by you for any reason other than Good Reason, you shall be entitled to receive:

i.	all payments and benefits provided in Section 4(b) above;

ii.	salary through your termination date, plus any unpaid benefits and awards (including both cash and stock components) that pursuant to the terms of any plans have been earned and are otherwise payable;

iii.
as severance pay, one year’s base salary at the highest rate in effect prior to or after the Change in Control, payable in a lump sum (less applicable taxes and deductions) within thirty (30) days of your date of termination;

iv.	continuation of all benefits enjoyed by you on the date of your termination for a period of one year after the date of your termination;

v.
one times the average of the amount of your last two years’ bonuses, paid in a lump sum (less applicable taxes and withholdings) within thirty (30) days of your date of termination, computed as follows: the acquiring or surviving entity shall compute the average of your last two years’ bonuses by including the greater of (A) the bonus, if any, that you already earned at the time of termination related to the calendar year of the termination, or (B) the bonus, if any, that you earned for the second full calendar year preceding your termination. Additionally, in the event you received in any relevant year a grant of stock, restricted stock, stock options, stock appreciation rights or an alternative long-term incentive during any relevant year (a “Grant”), then the acquiring or surviving entity shall compute the average of your last two years' bonuses by including: (i) in the case of a Grant consisting of a stock grant, the amount reported by the Company to the Internal Revenue Service relating to such stock grant for the relevant year; (ii) in the case of a Grant consisting of a restricted stock grant, the full grant price, computed for the purposes of this agreement by multiplying the number of granted restricted shares by the closing share price on the grant date; (iii) in the case of a Grant consisting of a stock option grant or stock appreciation right, the imputed present value of such options or rights at the time of the grant, defined for purposes of this Agreement as 50% of the exercise price, and (iv) in the case of a Grant consisting of a cash-based long-term incentive, the full grant value on the date of the grant; provided, however, the amount attributed to (i), (ii), (iii), and (iv) above shall not exceed $200,000 in the aggregate. If a Change in Control event occurs before you have been employed two years, the calculation shall be based on the higher of (X) the projected cash, stock, and long-term-incentive bonus compensation for the full current calendar year as performed immediately prior to the Change in Control, or (Y) your projected cash, stock, and long-term-incentive bonus compensation for the full calendar year preceding the Change in Control.

vi.	up to 12 months of outplacement services, the scope and provider of which shall be selected by you in your sole discretion, provided the overall cost of such benefits does not exceed $10,000.

As a condition to your receipt of items (iii), (iv), (v), and (vi), you must first execute and not revoke a standard release agreement acceptable to Kforce or its acquiring or succeeding entity.

d.	For purposes of this Change of Control and certain other sections of your Agreement, “Cause” shall mean any of the following:

i.	you are convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or

ii.	you breach any provision of this Agreement and your breach results in material injury to Kforce or its acquiring or surviving entity; or

iii.
you engage in misconduct, a policy violation, dishonesty or fraud concerning Kforce or its acquiring or surviving entity’s business or affairs and your misconduct, policy violation, dishonesty or fraud results in material injury to Kforce or its acquiring or surviving entity.

e.
Your employment shall not be subject to termination for Cause without: (i) reasonable notice to you setting forth the reasons for the intention to terminate in detail, and (ii) an opportunity for you to cure any such breach, if possible, within thirty days after receiving such notice.

f.
You may terminate your employment under this Agreement and all of your obligations under this Agreement accruing after the date of such termination (other than your obligations under Sections 7, 8, and 9) if the termination is for "Good Reason." For purposes of this Change in Control Section, “Good Reason” means:

i.	failure by our acquirer or surviving entity to perform any of its obligations in this Agreement other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

ii.
the diminution of your salary or a material diminution of your duties or benefits, except in connection with the termination of your employment for Cause or as a result of your death, disability, or termination by you other than for Good Reason;

iii.any failure by Kforce or its affiliates to obtain the assumption of this Agreement by any Kforce successor;

iv.	relocation of your position or home office to a location greater than 30 miles from your office prior to the Change of Control; or

v.	any attempt to terminate you for Cause that does not result in a valid termination for Cause.

g.
Your termination of employment will not constitute a termination for Good Reason unless you first provide written notice to Kforce or its acquiring or surviving entity of the existence of the Good Reason within 90 days following the Good Reason occurrence, and the Good Reason remains uncorrected for more than thirty days following such written notice, and the effective date of your termination is within one year following the Good Reason occurrence.

5.
Section 409A. With respect to the payments provided by this Agreement in Section 5 upon termination of your employment (the "Cash Severance Amount"), in the event the aggregate portion of the Cash Severance Amount payable during the first six months following the date of your termination would exceed an amount (the "Minimum Amount") equal to two times the lesser of (i) your annualized compensation as in effect for the calendar year immediately preceding the calendar year during which your termination occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") for the calendar year during which your termination occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on you under Section 409A of the Code, (x) Kforce or its acquiring or surviving entity shall pay during the first six months following your termination, at the time(s) and in the form(s) provided by the applicable sections of this Agreement, a portion of the Cash Severance Amount equal to the Minimum Amount, and (y) Kforce or its acquiring or surviving entity shall accumulate the portion of the Cash Severance Amount that exceeds the Minimum Amount and that you would otherwise be entitled to receive during the first six months following your date of termination and shall pay such accumulated amount to you in a lump sum on the first day of the seventh month following your termination date, and (z) Kforce or its acquiring or surviving entity shall pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh month following your date of termination at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement.

6.	Termination. Your employment will end at the earlier of:

a.	your death.

b.
your resignation, in which case you will be paid your Base Salary through the effective date of your resignation plus bonus compensation only to the extent you (i) have completed the relevant full bonus period or performance measurement cycle specified in the relevant bonus plan, and (ii) were actively employed on the date the bonus is paid to similarly situated executives, plus any stock that has already vested at the time of your resignation, subject to the terms of the stock grant. All benefits end on your last day of employment. You agree to provide 30 days advance written notice to Kforce of your intent to resign, and you agree that if you provide a longer period of notice, Kforce has the right to shorten the time period of your continued employment to 30 days following first notification of your intent to resign.

c.
termination by Kforce for Cause as defined in section 4(d) (with or without a Change in Control), in which case you will be paid your Base Salary through the effective date of your termination as determined by Kforce plus bonus compensation only to the extent you (i) have completed the relevant full bonus period or performance measurement cycle specified in the relevant bonus plan, and (ii) were actively employed on the date the bonus is paid to similarly situated executives, plus any stock that has already vested at the time of your resignation, subject to the terms of the stock grant. All benefits end on your last day of employment.

d.
termination due to any disability that prevents you, after accounting for all reasonable accommodations, from performing the essential functions of your position. For termination due to disability, you will be paid your Base Salary through the effective date of your termination plus bonus compensation only to the extent you (i) have completed the relevant full bonus period or performance measurement cycle specified in the relevant bonus plan, and (ii) were actively employed on the date the bonus is paid to similarly situated executives, plus any stock that has already vested at the time of your resignation, subject to the terms of the stock grant. Except for certain disability-related benefits that may continue depending on the applicability of Kforce benefit plans, all other benefits end on your last day of employment.

e.
termination by Kforce without Cause (as defined in section 4(d)). If your employment is terminated without Cause in connection with a Change of Control as described in Section 4, you will be entitled to the severance and benefits outlined in that Section and no additional pay or benefits are applicable under this paragraph.

If your employment is terminated without Cause separate from a Change of Control as described in Section 4, your termination will be effective at the date set by Kforce and you will not be eligible for benefits following your termination, but you will be entitled to receive (i) your Base Salary through the effective date of your termination as determined by Kforce; plus (ii) one times your Base Salary then in effect, and (iii) one times the average of your last two years’ bonuses by including the greater of (A) the bonus, if any, that you already earned at the time of termination related to the calendar year of the termination, or (B) the bonus, if any, that you earned for the second full calendar year preceding your termination. Such payments shall be made in a lump sum within 30 days following your effective date of termination. For the avoidance of doubt, no long-term incentive payment is included in the bonus calculation for a termination without Cause that is not connected to a Change of Control as described in Section 4, although you will be entitled to any stock that has already vested at the time of your effective date of termination, subject to the terms of the stock grant.

All severance pay and benefits provided in this section are contingent on you first executing and not revoking a standard release agreement acceptable to Kforce. Such severance will be forfeited and must be paid back to the extent already paid if you violate Section 7, 8 or 9 of this Agreement.

7.
Confidentiality. You acknowledge that as a result of your employment, you will have access to and receive Kforce trade secrets, valuable confidential business and professional information, substantial relationships with specific prospective or existing clients, contractors, or customers, and goodwill associated with our ongoing business, all of which are of particular significance to Kforce and constitute legitimate business interests that Kforce has an interest in protecting. Therefore, you agree that, except for proper Kforce business purposes, at all times during your employment and ending on the second anniversary of your date of employment termination (the "Restriction Period"), you will not disclose or use any confidential information, including without limitation, information regarding research, strategy, developments, product designs or specifications, processes, "know-how," prices, suppliers, customers, contractors, candidates, clients, costs or any other knowledge or information concerning confidential, proprietary, or trade secret information belonging to Kforce or any of its affiliates. You acknowledge and agree that all notes, lists, data, records, business forms, studies, marketing materials, training materials, reports, sketches, plans, unpublished memoranda and other documents (whether electronic or hardcopy) concerning any information relating to the business of Kforce or its affiliates, held or created by you, whether confidential or not, are the property of Kforce and will not be used or retained by you except on Kforce’s behalf in the course of your employment, and will not be retained by you upon termination of your employment.

8.
Non-Solicitation. At all times during the Restriction Period, you agree you will not, directly or indirectly, solicit, induce, influence, combine or conspire with, or attempt to solicit or induce, any employee, vendor, client, contractor, or supplier of Kforce or any of its affiliates to terminate or adversely alter his, her, its, or their employment, business, or other relationship with Kforce or any of its affiliates. Without limiting this obligation, you further agree, during the Restriction Period, to refrain from directly or indirectly soliciting business from any client of Kforce or any of its affiliates with whom you had contact during the term of your Kforce employment. If you breach any term contained in this section or section 7, you immediately waive any right or entitlement to any payment described in this Agreement, and you will pay to Kforce an amount equal to any portion of any post-employment payments paid to you under this Agreement prior to Kforce learning of your breach, in addition to any damages Kforce may be able to recover. By signing below, you specifically acknowledge that the restrictions on your activity set forth in this section and section 8 are required for

Kforce’s reasonable protection and are a material inducement for Kforce to retain or continue to retain your services. You also agree that in the event of the violation by you of either of these sections of this Agreement, Kforce will suffer irreparable harm and will be entitled to equitable relief, including an order requiring specific performance of the terms of these sections, in addition to any damages that may be recoverable.

9.	Property.

a.
During the term of this Agreement, you agree not to remove from our offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing proprietary information or other materials or property of any kind belonging to Kforce unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for your position. To the extent that these materials or property are removed, you agree to return them to their proper files or places of safekeeping as promptly as possible after the removal serves its specific purpose. You agree not to make, retain, remove or distribute any copies of any such materials or property for any reason whatsoever except as may be necessary in performing your duties, and you agree not to divulge to any third person the nature or contents of any of these materials or property or of any other oral or written information to which you may have access or with which for any reason you may become familiar, except as disclosure is necessary in performing your duties. Upon the terminating employment for any reason, you agree to leave with or return to us all originals and copies of any such material or property in your possession, whether prepared by you or by others.

b.
You agree that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property that have been or are developed or created in whole or in part by you during your employment (collectively, "Intellectual Property"), shall be and remain forever Kforce’s sole and exclusive property.

c.
You acknowledge that all Intellectual Property that is copyrightable shall be considered a work made for hire under United States copyright law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States copyright law, or to the extent that, notwithstanding this Agreement, you may retain an interest in any Intellectual Property that is not copyrightable, you agree to irrevocably assign and transfer to Kforce any and all right, title, or interest that you may have in the Intellectual Property under any law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.

d.
You further agree to reveal promptly all information relating to Intellectual Property to appropriate Kforce officers and to cooperate with Kforce and its affiliates and execute such documents as may be necessary or appropriate to effect the purposes of this section.

e.
If Kforce is unable after reasonable effort to secure your signature on any of the documents referenced in Section 10(d) above, whether because of your physical or mental incapacity or for any other reason, you hereby irrevocably designate and appoint Kforce and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by you.

10.
Successors. Kforce will require any successor (whether direct or indirect by purchase, merger, consolation or otherwise) to all or substantially all of its business or assets to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent it would be required to perform it as if no such succession had taken place; and (ii) notify you of the assumption of this Agreement within ten days of such assumption. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this agreement. As used in this Agreement, "Kforce" shall mean Kforce Inc. and any successor to its business or assets that assumes and agrees to perform this Agreement by operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, and distributees, devisees and legatees.

11.
Prior Employment Agreements. You represent that you have not executed any agreement with any previous employer that may impose restrictions limiting your ability to fully and completely perform all duties associated with your Kforce position. You also agree that, in the course of performing your duties, you will not utilize or disclose any confidential or proprietary information belonging to any previous employer.

12.
Transferability. Kforce’s rights and obligations under this Agreement are transferable and all covenants and agreements shall inure to the benefit of and be enforceable by or against its successors and assigns. Your rights and obligations in this Agreement are not transferable or assignable to any third party.

13.
Attorneys’ Fees. The prevailing party in any action brought to enforce the provisions of this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorneys’ fees and costs incurred by such party in enforcing this Agreement (including fees incurred on any appeal).

14.
Modifications and Waivers. No modifications or waivers of any provision of this Agreement will be binding or valid unless in writing and executed by both parties. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party from enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

15.
Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and such provision shall be deemed modified to the extent necessary to make it enforceable.

16.
Governing Law and Binding Effect. This Agreement was entered into in the State of Florida and shall be interpreted and construed in accordance with the laws of Florida. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.
Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and sent by hand delivery or by Federal Express or UPS service to the parties at the following addresses:

To the Employer:                Kforce Inc.
1001 E. Palm Ave
Tampa, Florida 33605
Attn: General Counsel

To You:	The last address on file in Kforce’s principal human resources system of record.

18.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Tampa, Florida in accordance with the employment arbitration rules of the American Arbitration Association then in effect. Judgment may be entered in the arbitrator's award in any court having jurisdiction. Such arbitration shall occur only after the parties have attempted to resolve the dispute or controversy by mediation under mutually agreeable terms.

19.
Voluntary Agreement. Both parties have had adequate time to review this Agreement and consult an attorney of their choice prior to signing this Agreement. Their execution of this agreement is voluntary and neither party has relied on any other representations or promises in entering into this Agreement other than what is reflected in this Agreement.

20.
Surviving Terms. Notwithstanding termination of this Agreement and payment of all required sums under this Agreement, sections 7, 8, and 9 shall continue in effect as provided by the terms of those sections.

21.
Tax Withholdings and Employee-Authorized Deductions. Kforce may withhold such federal, state, and local taxes from any amounts payable to you under this Agreement as may be required to be withheld under applicable law or as otherwise permitted under the terms of any applicable Kforce compensation plan. Kforce may also withhold employee-authorized deductions.

22.
Entire Agreement. This Agreement, together with any other confidentiality, nonsolicitation, and noncompetition agreements between you and Kforce or any of its affiliates, comprises the entire agreement between you and Kforce concerning the subject matters covered by these agreements. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and may not be modified or terminated orally.

Rob, we appreciate your service as part of our senior leadership team. Please acknowledge your agreement to the terms above by signing and returning an original of this Agreement to me at your earliest convenience.
AGREED and ACKNOWLEDGED:

KFORCE INC.

By: /s/ DAVID M KELLY                  /s/ ROBERT EDMUND
David M. Kelly                            Robert Edmund
Chief Financial and Administrative Officer